UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 13, 2021

(Date of earliest event reported)

Cinedigm Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-31810	22-3720962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

237 West 35th Street, Suite 605, New York, New York	10001
(Address of principal executive offices)	(Zip Code)

212-206-8600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transmission period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	CIDM	Nasdaq Global Market

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) As of September 13, 2021, Cinedigm Corp. (the “Company”) entered into an employment agreement with John Canning (the “Canning Employment Agreement”), pursuant to which Mr. Canning will serve as Chief Financial Officer of the Company. The term of the Employment Agreement will commence on September 13, 2021 and will end on September 13, 2023.  Pursuant to the Employment Agreement, Mr. Canning will receive an annual base salary of $350,000. In addition, Mr. Canning will be eligible for bonuses, with a target bonus of $175,000, which bonuses shall be based on Company performance with goals to be established annually by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). Mr. Canning is also entitled to a sign-on bonus of $50,000, which must be repaid to the Company if, September 13, 2022, Mr. Canning is terminated for Cause (as defined in the Canning Employment Agreement) or voluntarily resigns without Good Reason (as defined in the Canning Employment Agreement).

Also pursuant to the Canning Employment Agreement, Mr. Canning received a grant of (i) stock appreciation rights (the “SARs”) for 600,000 shares of the Company’s Class A common stock par value $0.001 per share (the “Common Stock”), which SARs have an exercise price of $2.10 per share, vest one-half (1/2) on September 13, 2022 and one-half (1/2) on September 13, 2023, and have a term of ten (10) years and (ii) performance stock units (the “PSUs”) for 150,000 shares of Common Stock, with 25% of the PSUs to be earned and vested on March 31, 2022 and 75% of the PSUs to be earned and vested on March 31, 2023 and metrics to be determined by Compensation Committee.

The Canning Employment Agreement further provides that Mr. Canning is entitled to participate in all benefit plans provided to senior executives of the Company.  The Canning Employment Agreement provides that, in the event of a termination without Cause (as defined in the Canning Employment Agreement) or a resignation for Good Reason (as defined in the Canning Employment Agreement), Mr. Canning shall be entitled to payment of twelve (12) months’ base salary at the time of termination. In the event, within two (2) years after a Change in Control (as defined in the Canning Employment Agreement), of a termination without Cause (other than due to Mr. Canning’s death or disability), a resignation for Good Reason, or upon notice by the Company that it does not wish to renew the Term (as defined in the Canning Employment Agreement), then in lieu of receiving the amounts described above, Mr. Canning would be entitled to receive a lump sum payment equal to two (2) times the sum of (a) his then-current annual base salary and (b) Mr. Canning’s target bonus for the year of termination.

Prior to Cinedigm, Mr. Canning was the CFO of Firefly Systems Inc., an ad-tech startup in Silicon Valley, from 2019 to August 2021. From 2018-2019, he was the interim CFO at Tapjoy, Inc., also an ad-tech company. From 2016-2018, Mr. Canning was Group Vice President, Finance, Discovery Channel Portfolio. Prior to that, Mr. Canning served in various finance leadership roles at various companies including Clear Channel Outdoor and The Walt Disney Company for a combined total of nearly 10 years. Prior to Disney, Canning enjoyed a successful management consulting career, spending more than a dozen years at prominent firms including Deloitte and KPMG, after earning his MBA with honors from the Marshall School of Business at USC.

The foregoing descriptions of the Employment Agreement, the SARs and the PSUs are qualified in their entirety by reference to such agreements, which are filed herewith as Exhibits 10.1, 10.2 and 10.3.

On September 14, 2021, the Company issued the press release attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement dated as of September 13, 2021 between Cinedigm Corp. and John Canning.
10.2	Form of Stock Appreciation Rights Agreement – Canning.
10.3	Form of Performance Stock Unit Agreement – Canning.
99.1	Press Release, dated September 14, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CINEDIGM CORP.

Dated: September 17, 2021	By:	/s/ Gary S. Loffredo
Gary S. Loffredo President, Chief Operating Officer, President of Digital Cinema, General Counsel and Secretary

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